EXHIBIT k.3

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of October 24th, 2007, to the Fund Administration Servicing Agreement dated December 12, 2003, (the "Fund Administration Agreement"), is entered by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the "Company" or “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the Company and USBFS desire to amend the fees of said Agreement; and

WHEREAS, Section 6 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Fund Administration Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION By: _______________________________ Name: _____________________________ Title:______________________________	U.S. BANCORP FUND SERVICES, LLC By: _______________________________ Name: Michael R. McVoy Title: Executive Vice President

Exhibit A
to the
Fund Administration Servicing Agreement - Tortoise Energy Infrastructure Corporation

FUND ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE effective October 1, 2007

Annual Fee Based Upon Market Value Per Fund*
♦  4 basis points on the first $1 Billion
♦  3 basis points on the next $1 Billion
♦  2 basis points on the balance
♦  Minimum annual fee:  $45,000 per fund portfolio

Advisor Information Source Web Portal (WAIVED)
•  $150 /fund/month
•  $500 /fund/month for clients using an external administration service
•  Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

Plus Out-Of-Pocket Expenses– Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services– Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, SEC 15c reporting, Advisor Information Source data delivery, daily fund compliance testing, daily pre- and post- performance reporting.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.